Exhibit 10.1

                     ======================================

                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                February 8, 2000

                                  by and among

                               TRIDEX CORPORATION,

                         ULTIMATE TECHNOLOGY CORPORATION
                       a subsidiary of Tridex Corporation

                                       and

                         CFG CAPITAL MANAGEMENT II, L.P.

                       ===================================

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 8th day of February, 2000, by and among TRIDEX CORPORATION, a Connecticut corporation ("Seller"), ULTIMATE TECHNOLOGY CORPORATION, a New York corporation which is a wholly-owned subsidiary of Tridex Corporation ("Ultimate"), and CFG CAPITAL MANAGEMENT II, L.P., a New York limited partnership ("Purchaser").

                                  INTRODUCTION

      WHEREAS, Ultimate is engaged in the business of designing, manufacturing and selling hardware solutions and related products and services for point-of-sale applications in the retail sector (the "Business");

      WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding capital stock of Ultimate; and

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Purchaser, Seller and Ultimate, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1 Certain Terms Defined. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, unless the context expressly or by necessary implication otherwise requires:

      "Accounts Receivable" means the accounts receivable of Ultimate that are
(i) reflected on the Balance Sheet, or (ii) due or recorded on the accounting records of Ultimate as being due and owing as of the Closing Date.

      "Acquisition Proposal" shall have the meaning set forth in Section 5.4 hereof.

      "Affiliate" shall mean any Person which directly or indirectly controls, is controlled by or is under common control with another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" or "this Agreement" shall mean this Stock Purchase Agreement as originally executed and delivered, or, if amended or supplemented, as so amended or supplemented.

      "Arbitrator" shall have the meaning set forth in Section 13.3 hereof.

      "Balance Sheet" shall have the meaning set forth in Section 3.5 hereof.

      "Balance Sheet Date" shall mean December 31, 1999.

      "Benefit Arrangement" shall have the meaning set forth in Section 3.15 hereof.

      "Benefit Plan" shall have the meaning set forth in Section 3.15 hereof.

      "Business" shall have the meaning set forth in the Introduction to this Agreement.

      "Closing" means the taking of the actions required to consummate the sale and purchase of the Shares by the Seller, Ultimate and the Purchaser pursuant to this Agreement.

      "Closing Date" shall have the meaning set forth in Section 11.1 hereof.

      "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I, Part 6 of ERISA, and any regulations and proposed regulations issued thereunder.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor Law, and the rules and regulations issued by the IRS pursuant to the Code or any successor Law.

      "Contracts" means all sales, supplier or service agreements, agreements with manufacturers, and all other contracts, subcontracts, leases and commitments necessary for or useful in the conduct of the Business and not fully performed as of the Closing (other than the Leases).

      "Election" shall have the meaning set forth in Section 6.4(a) hereof.

      "Employees" shall have the meaning set forth in Section 7.5(a) hereof.

      "Environmental Laws" shall mean all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where Seller conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, et seq.; the Clean Air Act, as amended (42 U.S.C. ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. ss.11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, et seq. ("OSHA"); and any and all applicable laws, statutes, ordinances, regulations and executive orders (but only, with respect to executive orders, those orders that have the force of law), federal, state and local, related to the protection of human health or the environment and any other Law of any Governmental Authority having a similar subject.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" with, or is under "common control" with or is a member of the same "affiliated service group" with such Person as such terms are defined in Section 414 of the Code.

      "Escrow Agreement" means the agreement to be entered into effective as of the Closing among Seller, Purchaser and an escrow agent to be designated by mutual agreement of the parties.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor Law, and the rules and regulations of the SEC promulgated thereunder or under any successor Law.

      "Financial Statements" shall have the meaning set forth in Section 3.5 hereof.

      "GAAP" shall mean United States generally accepted accounting principles in effect as of the date of this Agreement.

      "Governmental Authority" shall mean any federal, state, municipal or local government or political subdivision or any regulatory or administrative agency, authority, bureau, commission, department, board, bureau or instrumentality of either, or any court, tribunal, grand jury or arbitrator or arbitral body, in every case whether foreign or domestic.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

      "Hazardous Materials" shall mean chemicals products, compounds, by-products, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, petroleum and petroleum products.

      "Inventory" shall have the meaning set forth in Section 3.12 hereof.

      "Knowledge" shall mean, as to any party, (i) the actual knowledge of such party's elected or appointed officers having the title of Vice President or Treasurer or any title senior thereto, and (ii) the knowledge that such persons would reasonably be expected to have through the course of performance of their duties to such party.

      "Law" shall mean any applicable constitution, statute, ordinance, principle of common law, rule, regulation, statute, code, directive, ordinance, treaty, judgment or order enacted, promulgated, issued, enforced or entered by any Governmental Authority.

      "Leases" shall have the meaning set forth in Section 3.11 hereof.

      "License" shall mean a license, certificate of authority, franchise, permit or other authorization to transact an activity or business, whether granted by a Governmental Authority or any other Person.

      "Lien" shall have the meaning set forth in Section 3.2 hereof.

      "Losses" shall have the meaning set forth in Section 13.1 hereof.

      "Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, results of operations or financial condition of any party, or on the ability of such party to consummate the transactions contemplated by this Agreement, provided, however, that the effects of changes that are generally applicable to the Seller's or Ultimate's respective industries shall be excluded from the determination of a Material Adverse Effect with respect to Seller or Ultimate, as the case may be.

      "Net Working Capital" shall mean (i) the sum of Ultimate's Accounts Receivables (less allowances for doubtful and uncollectable accounts), Inventory, and prepaid items (such as prepaid insurance, municipal, local or franchise tax payments or deposits, and other security or similar deposits owned by Ultimate or in which Ultimate has any interest), minus (ii) Ultimate's current accounts payable, customer deposits and accrued expenses (other than current lease payments and accrued interest expense) reflected on the Initial Net Working Capital Statement or the Closing Net Working Capital Statement, as applicable. Net Working Capital shall not include cash, cash equivalents or negative cash balances, any accrued income Taxes, indebtedness for capitalized leases, any bank indebtedness, or intercompany accounts between Seller and Ultimate. The items included in Ultimate's Net Working Capital shall include only those accounts which are set forth in the statement of Ultimate's initial Net Working Capital as of October 31, 1999, attached hereto as Schedule A (the "Initial Net Working Capital Statement"), which was prepared in accordance with GAAP, consistently applied.

      "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated organization, voluntary association, joint stock company, business trust joint venture, Governmental Authority or any other entity.

      "Post-Closing Period" shall have the meaning set forth in Section 6.2 hereof.

      "Pre-Closing Period" shall have the meaning set forth in Section 6.1(a) hereof.

      "Pro Forma Tax Payment" shall have the meaning set forth in Section 2.4(a) hereof.

      "Proprietary Rights" shall have the meaning set forth in Section 3.10 hereof.

      "Purchase Price" shall have the meaning set forth in Section 2.2 hereof.

      "Purchaser Defined Contribution Plan" shall have the meaning set forth in
Section 8.5 hereof.

      "Purchaser Plans" shall have the meaning set forth in Section 7.5(a) hereof.

      "Purchaser's Indemnified Parties" shall have the meaning set forth in
Section 13.1 hereof.

      "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor Law, and the rules and regulations of the SEC promulgated thereunder or under any successor Law.

      "SEC" shall mean the United States Securities and Exchange Commission or any successor agency.

      "Seller's Indemnified Parties" shall have the meaning set forth in Section
13.2 hereof.

      "Shares" shall have the meaning set forth in Section 2.1 hereof.

      "Short Period" shall have the meaning set forth in Section 6.1(a) hereof.

      "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, estimated taxes, payroll and employee withholding taxes, backup withholding taxes, unemployment insurance taxes, social security taxes, sale and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, capital stock taxes, taxes on services, and other obligations of the same or of a similar nature, whether arising before, on or after the date hereof.

      "Tax Gross-Up Payment" shall have the meaning set forth in Section 2.4(a) hereof.

      "Tax Return" shall mean any return, report, filing, estimate, declaration, or information statement related to, or required to be filed in connection with, any Tax pursuant to statutes, rules and regulations of any federal, state, local or foreign government taxing authority.

      "Total Retirement Savings Plan Transfer Amount" shall have the meaning set forth in Section 8.5 hereof.

      "Transfer Date" shall have the meaning set forth in Section 8.5 hereof.

      "Unaudited Financial Statements" shall have the meaning set forth in
Section 3.5 hereof.

      "$" means United States dollars.

      "Year 2000 Compliant" shall have the meaning set forth in Section 3.26 hereof.

      "Year 2000 Problem" shall have the meaning set forth in Section 3.26 hereof.

      Section 1.2. In this Agreement, unless the context otherwise requires, the words "hereby", "hereof", "hereto", "herein", "hereunder", and any similar words refer to this Agreement; and the word "hereafter" means after, and the word "heretofore" means before, the date of this Agreement.

      Section 1.3. Section and subsection titles are for convenience of reference only and are not to be considered in the interpretation or construction of any of the provisions hereof.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

      Section 2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Seller, 500,000 shares of issued and outstanding Class A common stock and 497,000 shares of Class B common stock of Ultimate, representing all of the issued and outstanding capital stock of Ultimate (the "Shares").

      Section 2.2 Purchase Price and Terms. As consideration for the Shares, on the Closing Date, Purchaser shall pay to Seller the estimated purchase price in an amount equal to Thirteen Million Dollars ($13,000,000) (the "Purchase Price"), adjusted in accordance with the Estimated Net Working Capital Statement referred to below, payable by wire transfer of immediately available funds in an amount equal to Five Hundred

Thousand Dollars $500,000.00 into escrow pursuant to Escrow Agreement and the balance to an account designated by Seller on the Closing Date.

      Section 2.3 Working Capital Adjustment.

            (a) At least one day prior to the Closing, Seller, in consultation with Purchaser, shall prepare and deliver to Purchaser an estimate of the Net Working Capital of Ultimate as of the Closing Date (the "Estimated Net Working Capital Statement"), and the estimated Purchase Price payable by Purchaser at the Closing shall be adjusted, upward or downward, by the amount by which Ultimate's Net Working Capital as reflected on the Estimated New Working Capital Statement exceeds, or is less than, Ultimate's Net Working Capital reflected on the Initial Net Working Capital Statement.

            (b) As soon as reasonably practicable following the Closing Date, and in any event within thirty (30) days thereafter, Seller's accountant, PricewaterhouseCoopers LLP ("PWC") shall prepare and deliver to Seller and Purchaser a final statement of the Net Working Capital of Ultimate as of the Closing Date (the "Closing Net Working Capital Statement"). Purchaser shall have access to the individual at PWC who is preparing the Closing Net Working Capital Statement and full access to such person's work papers. The parties agree that the statements contemplated by this Section 2.3 are solely intended to show changes in working capital from October 31, 1999 to the Closing Date and, accordingly, that the Closing Net Working Capital Statement shall be prepared in accordance with GAAP in a manner consistent with the preparation of the Initial Net Working Capital Statement (without regard to any purchase accounting adjustments arising out of the consummation of the transactions contemplated hereby).

            (c) After the Closing Net Working Capital Statement has been presented to Seller and Purchaser pursuant to Section 2.3(b), Purchaser may formally dispute the calculation of any element of the Closing Net Working Capital Statement, by notifying Seller of such disagreement in writing, setting forth in detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Net Working Capital Statement. In the event that Purchaser does not provide such a notice of disagreement within such thirty
(30) day period, Purchaser shall be deemed to have accepted the Closing Net Working Capital Statement, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Purchaser and Seller shall use their reasonable best efforts for a period of thirty (30) days following the date of such notice (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the items reflected on the Closing Net Working Capital Statement. If, at the end of such period, they are unable to resolve such disagreements, the dispute shall be submitted to Arthur Anderson LLP (or, if Arthur Anderson LLP has historically been the accountant for Purchaser, another national independent accounting firm, mutually agreeable to the parties ("Independent Accountant")) for resolution. The Independent Accountant shall review the Closing Net Working Capital Statement and such underlying information as it deems appropriate and deliver within 30 calendar days its written determination ("Accountant's Determination") of the Closing Net Working Capital Statement. The fees and expenses of the Independent Accountant shall be borne equally by the parties. The Accountant's Determination shall be final, conclusive and binding on the parties. The date on which the Accountant's Determination is delivered to the parties in accordance with this Section 2.3(c) is hereinafter referred to as the "Determination Date."

            (d) Upon the later of acceptance of the Closing Net Working Capital Statement or the Determination Date, Purchaser and Seller shall determine the amount (the "Working Capital Adjustment") by which Net Working Capital as reflected on the Closing Net Working Capital Statement differs from Net Working Capital as reflected on the Estimated Net Working Capital Statement. In the event that the Net Working Capital of Ultimate as reflected on the Closing Net Working Capital Statement is greater than the Net

Working Capital amount reflected on the Estimated Net Working Capital Statement, then, promptly and in any event within ten (10) days following the later of the Determination Date or the acceptance of the Closing Net Working Capital Statement, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the difference. In the event that the Net Working Capital of Ultimate as reflected on the Estimated Net Working Capital Statement exceeds the Net Working Capital of Ultimate as reflected on the Closing Net Working Capital Statement, then, promptly and in any event within ten (10) days following the later of the Determination Date or the acceptance of the Closing Net Working Capital Statement, Seller shall pay to Purchaser, by wire transfer of immediately available funds, to an account designated in writing by Purchaser, an amount equal to the difference.

      Section 2.4 Additional Payment for Tax Election.

            (a) If the Election is made pursuant to Section 6.4(a), the Purchase Price paid by Purchaser to Seller hereunder shall be increased by an amount (the "Tax Gross-Up Payment") equal to the "Pro Forma Incremental Tax" divided by the "Gross-Up Percentage." For purposes of this Section 2.4, the "Pro Forma Incremental Tax" shall be equal to (A) the difference between Seller's total Tax on the gain recognized by Seller (on a consolidated basis) (including the amount of any investment tax credit recapture) calculated giving effect to the Election, minus (B) Seller's total Tax on the gain recognized by Seller calculated without regard to the Election, in both cases calculated without regard to any net operating loss carryforwards ("NOL's") which may be available to offset the gain arising from sale of the Shares and/or the Election. The payment to Seller under this Section 2.4 shall be calculated and paid as follows:

                  (i) Gross-Up Percentage. The Tax Gross-Up Payment shall be determined by dividing the Pro Forma Incremental Tax by the "Gross-Up Percentage", which shall be computed by subtracting from the number one (1) the sum of (i) the federal income tax rate applicable to corporations in the year the additional tax liability is incurred plus (ii) the state income tax rate applicable to corporations in the year the additional tax liability is incurred for each state in which Seller would be subject to income tax (without regard to any NOL's) with respect to the sale of the Shares or the Election.. The parties agree that the federal income tax rate applicable to Seller is 34%, the Connecticut income tax rate applicable to Seller is 8.5% and the New York income tax rate applicable to Seller is 9%. The parties further agree that the Gross-Up Percentage to be applied to the Pro Forma Incremental Tax to calculate the Tax Gross-Up Payment equals the Pro Forma Incremental Tax divided by 48.50 determined as follows:

Tax Gross-Up Payment = Pro Forma Incremental Tax /[1-(federal rate + state rates]

                  (ii) Calculation of Pro Forma Incremental Tax and Tax Gross-Up Payment. If the Election is made, Seller's certified public accountant shall prepare a calculation of each of the Pro Forma Incremental Tax and the Tax Gross-Up Payment, without regard to Seller's NOL's. Seller shall deliver the calculations to Purchaser.

                  (iii) Acceptance of Tax Gross-Up Payment. If Purchaser disputes the correctness of the Tax Gross-Up Payment calculation, Purchaser shall notify the Seller of its objections in writing within ten (10) business days of its receipt of the calculation and shall set forth in reasonable detail the reasons for such objections. If Purchaser fails to deliver such notice of objection within such time period, it shall be deemed to have accepted the Seller's accountant's calculation of the Tax Gross-Up Payment. If Purchaser delivers such notice, Purchaser and Seller shall attempt in good faith to resolve the dispute within thirty (30) days of Seller's receipt of the notice of objection. If they are unable to do so, the dispute shall be submitted to the Independent Accountant, who shall resolve the dispute within thirty (30) days. The decision of the Independent Accountant shall be final, conclusive and binding upon the parties. Purchaser shall pay the fees and expenses of the Independent Accountant.

            (b) Payment. The Tax Gross-Up Payment shall be made not later than the 10th day following the date Seller's accountant provides the calculations set forth above in Section (ii) or the date on which the Independent Accountant makes a determination as to the Tax Gross-Up Payment calculation. Purchaser shall pay an amount which is equal to the Tax Gross-Up Payment by wire transfer of immediately available funds to an account designated by Seller. Purchaser shall pay the fees and expenses of Seller's accountant in connection with the Election.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER AND ULTIMATE

      Seller and Ultimate jointly and severally represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing, that, except as has been otherwise disclosed by Seller or Ultimate to Purchaser in any Schedule hereto:

      Section 3.1 Corporate Organization and Authority of Seller and Ultimate.

      (a) Seller. Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Connecticut. Seller has the corporate power and authority to own or lease its properties and to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Seller, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      (b) Ultimate. Ultimate has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York. Ultimate is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Ultimate has the corporate power and authority to own or lease its properties and to conduct the Business as it is now being conducted, to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Ultimate and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and sole shareholder of Ultimate and no other corporate proceeding on the part of Ultimate is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ultimate and constitutes a legally valid and binding obligation of Ultimate, enforceable against Ultimate in accordance with its terms.

      Section 3.2 No Conflict. Except as set forth in Schedule 3.2, the consummation of the transactions contemplated by this Agreement by Seller and Ultimate will not result in or constitute any of the following: (a) a default or an event that, with notice or passage of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or Ultimate, any Contract, lease, License, promissory note, conditional sales contract, commitment, indenture, mortgage, or other agreement, instrument, or arrangement to which Seller or Ultimate (or the Business) is a party or by which the Shares or any of Ultimate's assets or properties are bound; (b) an event that would permit any party to terminate any agreement relating to the Business or which would violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or any arbitration award which is either applicable to, binding upon or enforceable against, Seller, Ultimate or the Business; (c) result in the creation or imposition of any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, restriction or lien of any kind (a "Lien") upon any of the Shares or the assets or properties of Ultimate, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien upon any of the Shares or the assets or properties of Ultimate; or (d) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by the Seller.

      Section 3.3 Capitalization. (a) The authorized capital stock of Ultimate consists of 500,000 shares of Class A common stock, of which 500,000 shares are issued and outstanding as of the date hereof, and 500,000 shares of Class B common stock, of which 497,000 shares are issued and outstanding as of the date hereof. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and the full consideration has been received therefor by Ultimate. There are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock or other equity security of Ultimate, any other commitments or agreements providing for the issuance of additional shares or other equity securities, the sale of treasury shares, or for the repurchase or redemption of shares of Ultimate's capital stock or other equity securities, or any agreements of any kind which may obligate Ultimate to issue, purchase, register for sale, redeem or otherwise acquire any of Ultimate's capital stock or other equity securities.

      (b) Title to Shares. Seller owns of record and beneficially all of the Shares, which constitute all of the issued and outstanding capital stock of Ultimate. Except as set forth on Schedule 3.3(b), Seller has good title to the Shares, free of all liens, claims, charges, restrictions, encumbrances and proxies. Upon consummation of the transactions contemplated hereby, Purchaser will hold good title to all of the Shares, free and clear of all liens, claims, charges, encumbrances, restrictions and proxies arising through Seller.

      Section 3.4 Subsidiaries. Ultimate has no subsidiaries. Ultimate does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

      Section 3.5 Financial Statements. Seller has furnished Purchaser with (a) the unaudited financial statements of Ultimate for the years ended December 31, 1997, December 31, 1998 and December 31, 1999, attached hereto as Schedule 3.5(a) (the "Unaudited Financial Statements"), which unaudited financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the Unaudited Financial Statements are not accompanied by footnotes) and present fairly the financial position and the results of operations and cash flows of Ultimate as at the respective dates and for the periods indicated; and (b) the unaudited statement of operations and balance sheet of Ultimate as of October 31, November 30 and December 31, 1999, attached hereto as Schedule 3.5(b) (the "Balance Sheets"), which balance sheets have been prepared in accordance with GAAP applied consistently with prior accounting periods of Ultimate; and (the Unaudited Financial Statements, the Balance Sheets shall be referred to collectively herein as the "Financial Statements").

      Section 3.6 Title to and Condition of Assets. Except as set forth on
Schedule 3.6, and except with respect to property which is the subject of the Leases as to which certain representations are made pursuant to Section 3.11 hereof, Ultimate owns and has good and marketable title to all of the properties and assets reflected as owned on the Balance Sheet and all properties and assets acquired by Ultimate since the Balance Sheet Date in the ordinary course of business, with full power to sell, transfer and assign the same, free and clear of any

Liens, other than (a) those disclosed in the Financial Statements, and (b) as set forth in Schedule 3.6 to this Agreement. Except as disclosed on Schedule 3.6, the properties and assets of Ultimate are in good operating condition and repair, normal wear and tear excepted, and have been maintained in accordance with all applicable specifications and warranties and normal industry practice. Ultimate does not own fee interests (in whole or in part) in any real property.

      Section 3.7 Customers and Suppliers. (a) Set forth in Schedule 3.7(a) is an accurate and current listing of the ten (10) largest customers of Ultimate for each of the two most recent fiscal years. Except as set forth in Schedule 3.7(a), neither Seller nor Ultimate has any Knowledge that any of Ultimate's customers intend to cease doing business with Ultimate, or alter the amount of the business that it is presently doing with Ultimate to the extent that such alteration would have a Material Adverse Effect.

            (b) Schedule 3.7(b) contains a correct and current list of the ten
(10) largest suppliers of Ultimate during the two (2) most recent fiscal years. Except as indicated in Schedule 3.7(b), neither Seller nor Ultimate has any Knowledge that any of Ultimate's suppliers intend to cease doing business with Ultimate, or materially alter the amount of the business that they are presently doing with Ultimate to the extent that such alteration would have a Material Adverse Effect.

      Section 3.8 Contracts. Except as set forth in Schedule 3.8, all Contracts are in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including but not limited to the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Except as set forth in Schedule 3.8, Ultimate is not a party to and is not bound by any:

            (a) agreement, contract or commitment relating to the employment of any person by Ultimate, including but not limited to collective bargaining agreements and employment agreements, or bonus arrangements or commitments;

            (b) agreement, contract or commitment relating to capital expenditures in excess of $10,000;

            (c) loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

            (d) guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

            (e) agreement, contract or commitment limiting the freedom of Ultimate to engage in any line of business or to compete with any other person;

            (f) agreement, contract or commitment not entered into in the ordinary course of business which involves $25,000 or more in annual payments and is not cancelable without penalty within thirty (30) days;

            (g) distributor's, manufacturer's, sales representative or agency agreements;

            (h) output or requirements agreements;

            (i) agreements obligating Ultimate to issue shares of its capital stock, or granting rights to acquire shares of its capital stock or instruments convertible into capital stock;

            (j) any agreement with any customer or supplier other than in the ordinary course of business;

            (k) any agreement, indenture or other instrument pursuant to which Ultimate has borrowed money ("Loan Agreements"); or

            (l) agreements, contracts or commitments which might reasonably be expected to have a Material Adverse Effect.

Ultimate has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 3.8 in any material respect.

      Section 3.9 Books and Records. The books of account, minute books, stock record books, and other records of Ultimate, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Ultimate contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of Ultimate, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

      Section 3.10 Intellectual Property. Set forth in Schedule 3.10 is a complete and accurate list of all patents, patent applications, trademarks, trade names, service marks, and copyrights owned or (as indicated) licensed by Ultimate. To Seller's and Ultimate's Knowledge, Ultimate is not infringing, violating or otherwise acting adversely to, the rights of any person under or in respect of any Proprietary Rights. Except as set forth in Schedule 3.10, there are no claims that Ultimate or the operation of the Business infringes, violates or otherwise is adverse to, the rights of any person under or in respect of any Proprietary Rights. Except as set forth in Schedule 3.10, Ultimate is not a party to any license agreement, or arrangement, whether written or oral, express or implied, or whether as licensee, licensor, or otherwise, with respect to any Proprietary Rights. "Proprietary Rights" means any one or more of the following:
(a) letters patent and any applications therefor, whether foreign or domestic and all rights associated therewith; (b) trademarks, service marks, collective marks, and certificate marks, whether registered (state and/or federal) or unregistered, and whether foreign or domestic and the goodwill and all rights associated therewith; (c) copyrights, whether registered or unregistered, and whether foreign or domestic, and all rights associated therewith; (d) trade names and business identifications, including, but not limited to, the name "Ultimate Technology Corporation"; (e) trade secrets and other legally protectable proprietary information, data or knowledge, (f) methods, processes, inventions, technology and know-how; and (g) all other similar proprietary rights and intellectual property.

      Section 3.11 Leases. Set forth in Schedule 3.11 is an accurate and complete list of (i) all leases for real property used or held for use in the Business, including the lease for the real property housing the headquarters of Ultimate located in Victor, New York, and (ii) all leases for personal property used or held in connection with the Business to which Ultimate is a party (as lessee or lessor) (the "Leases"). Each Lease set forth in Schedule 3.11 is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; in each case, Ultimate has been in possession since the commencement of the original term of such Lease and is not in default thereunder and no waiver, indulgence or postponement of Ultimate's obligations thereunder has been requested by Ultimate or granted by the lessor; and, to Ultimate's and Seller's Knowledge, there exists no event of default or event, occurrence, condition or act (including but not limited to the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such conditions under any such Lease by either lessor or lessee in each instance.

      Section 3.12 Inventory. The inventory of supplies, raw materials, work in process, finished goods, supplies and spare parts held, including any such item which is in transit or on order as of the Closing Date relating to the Business (collectively, the "Inventory") consists of items of a quality and quantity usable and salable in the ordinary course of business before and after the Closing, net of reserves on the Financial Statements. Neither Ultimate nor Seller has any Knowledge that any customer of Ultimate intends to request that Ultimate take back or otherwise repurchase or give credit for any amount of the Inventory, other than in the ordinary and usual course of Ultimate's Business as conducted consistent with Ultimate's past experience. All items included in the Inventory are the property of Ultimate, except as set forth on Schedule 3.12. Except as set forth on Schedule 3.12, no items included in the Inventory have been pledged as collateral or are held by Ultimate on consignment from others. The Inventories shown on the Balance Sheet are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued on a basis consistent with that of prior years as described in the Financial Statements.

      Section 3.13 Litigation and Proceedings. Except as set forth in Schedule 3.13, there is no suit, action, claim, arbitration, investigation or legal, administrative or other proceeding pending, or, to Seller's or Ultimate's Knowledge, threatened, against or affecting Ultimate or the Business or the condition (financial or otherwise), properties, assets, rights, results of operations, operations or prospects of Ultimate or the Business. Schedule 3.13 sets forth all such matters that to Seller's and Ultimate's Knowledge have been commenced, asserted or settled in the last three (3) years. Seller has furnished or made available to Purchaser relevant court papers and other documents relating to the matters set forth in Schedule 3.13. Ultimate is not subject to any judgment, order or decree entered in any lawsuit or proceeding. Ultimate is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

      Section 3.14 Employee Relations. Ultimate is in compliance with all applicable Laws and regulations respecting labor, employment, wages and hours and occupational safety and health. There is no pending or, to the Knowledge of Seller or Ultimate, threatened labor dispute, strike or work stoppage which would reasonably be likely to interfere with continued operations of the Business. There has been no strike, walkout or work stoppage involving any of the employees of Ultimate during the twenty-four (24) months prior to the date hereof. Ultimate has not received written notice of pending or threatened changes with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of the Business.

      Section 3.15 Benefit Arrangements.

            (a) Schedule 3.15 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Seller or Ultimate currently sponsor, maintain or to which contributions are made, or for which obligations have been incurred and are outstanding, for the benefit of employees of Ultimate, including, without limitation, (1) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (the "Benefit Plans"), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 3.15 are referred to herein as "Benefit Arrangements."

            (b) None of the Benefit Arrangements is (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

            (c) Neither Seller nor Ultimate nor any ERISA Affiliate of Seller or Ultimate has ever contributed to, or had an obligation to contribute to, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any plan subject to Title IV of ERISA.

            (d) Seller or Ultimate has delivered to Purchaser true and complete copies of all documents and summary plan descriptions of the Benefit Arrangements or summary descriptions of any such Benefit Arrangement not otherwise in writing. Seller or Ultimate has delivered to Purchaser true and complete copies of the most recent determination letters and Form 5500s filed in the most recent three plan years with respect to any Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants.

            (e) Each Benefit Arrangement (and any related trust agreement) has been administered in accordance with its terms, and Seller and Ultimate are in material compliance with the applicable provisions of ERISA, the Code and other laws applicable thereof.

            (f) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Arrangement.

            (g) All reports, returns and similar documents with respect to each Benefit Arrangement required to be filed with any governmental agency or distributed to any participant of each Benefit Arrangement have been duly and timely filed or distributed.

            (h) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Seller's and Ultimate's Knowledge, threatened with respect to any Benefit Arrangement.

            (i) Neither Seller, Ultimate nor any Benefit Arrangement fiduciary has, with respect to the Benefit Arrangements, engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code or Section 406 of ERISA and no event or condition exists with respect to any Benefit Arrangement which constitutes a reportable event within the meaning of Section 4043 of ERISA, as to which a waiver is not applicable.

            (j) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Benefit Plan is qualified under Section 401(a) of the Code. To Seller's and Ultimate's Knowledge, no event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

            (k) Each of the Benefit Arrangements can be terminated within a period of thirty (30) days following the Closing Date, without any additional contribution to such Benefit Arrangement or the payment of any additional compensation or amount or acceleration of any benefits.

      Section 3.16 Compliance with Laws. To the Knowledge of Seller and Ultimate, Ultimate has complied with, is not in violation of and has received no notices or communication from any Governmental Authority relative to alleged, actual or potential violation of any applicable foreign, federal, state or local statutes, Laws and regulations (including but not limited to any applicable building, zoning or other Law, but specifically excluding Environmental Laws as to which Section 3.17 shall govern) affecting Ultimate's properties and assets or the operation of the Business, including but not limited to under the Occupational Safety and Health Act of 1970, as amended.

      Section 3.17 Environmental Matters. Except as disclosed in Schedule 3.17,

            (a) Ultimate does not currently, and in the past did not, generate, manufacture, use, store, release, transport or have transported or dispose of Hazardous Materials, except in material compliance with Environmental Laws;

            (b) Ultimate is currently, and in the past has been, in material compliance with all Environmental Laws and no notice, request, investigation, administrative order, consent order, agreement, litigation or settlement is proposed, threatened, anticipated or in existence with respect to the material violation of any Environmental Law;

            (c) Ultimate is in possession of all material permits required under any applicable Environmental Law for the conduct and operation of the Business or any part thereof, and Ultimate is in compliance with all of the material requirements and limitations included in such permits; and

            (d) without in any way limiting the generality of the foregoing:

                  (i) all on-site locations where Ultimate has stored, treated or disposed or arranged for disposal of Hazardous Materials are identified in
Schedule 3.17(d)(i),

                  (ii) to Seller's and Ultimate's Knowledge, all above ground and underground storage tanks used for storage of Hazardous Materials and the capacity and contents of such tanks located on property owned or leased by Ultimate, are identified in Schedule 3.17(d)(ii),

                  (iii) except as set forth in Schedule 3.17(d)(iii), to Seller's and Ultimate's Knowledge, there is no asbestos contained in or forming part of any building, building component, equipment, structure or office space owned or leased by Ultimate, which asbestos is friable, deteriorating or reasonably in need of removal or replacement for the purpose of human health, and

                  (iv) Schedule 3.17(d)(iv) lists (A) all environmental investigation, clean up, remediation and/or audit reports prepared for, or in the possession or control of, Ultimate with respect to each parcel of real property owned or leased by Ultimate or with respect to Ultimate's operations, and (B) all material written communications between Ultimate or any Ultimate Affiliate, and any Governmental Authorities arising under or related to Environmental Laws. Ultimate has provided Purchaser with accurate and complete copies of such environmental reports and communications.

      For purposes of this Section 3.17, a matter shall not be deemed "material" unless and until all Purchaser's Claims for indemnification under this section, individually or in the aggregate, equal at least $10,000, which amount shall count toward the Threshold set forth in Section 13.6 hereof.

      Section 3.18 Taxes. Except as disclosed on Schedule 3.18, (i) within the times and in the manner prescribed by Law, Seller has filed or caused to be filed all consolidated federal, state, local and foreign tax returns and tax reports which are required by Law and has paid all Taxes, assessments, interest and penalties that are due and payable arising from its ownership of Ultimate and operation of Ultimate's Business (other than amounts that are being contested in good faith); and (ii) there are no Liens for Taxes upon the Shares or upon any of the assets of Ultimate. Ultimate has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. Ultimate has paid all taxes that are due and payable (other than amounts being contested in good faith). To Ultimate's Knowledge, no claim has ever been made by an authority in a jurisdiction where Ultimate does not file Tax Returns that it is or may be subject to tax in such jurisdiction. Ultimate has no liability for the Taxes of Seller or any other person for any reason, including, without limitation: (a) under Treasury Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), (b) as a transferee or successor, or (c) by contract. To Seller's and Ultimate's Knowledge, the charges, accruals and reserves in the Financial Statements in respect of Taxes relating to Ultimate are adequate for all federal, state and local Taxes and any penalties, interest or other charges for the period ended December 31, 1999 and for all prior periods, whether or not disputed, and Seller and Ultimate have withheld and paid or accrued all Taxes to the appropriate Governmental Authority required to have been withheld and paid by each of them in connection with amounts paid or owing to any employee, independent contractor or other party as a result of Ultimate's conduct of the Business. Except as set forth on Schedule 3.18, no examination of any Tax Return of Ultimate is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of Ultimate.

      Section 3.19 Authority and Consents. Schedule 3.19 lists all consents of Persons or entities which are necessary to permit Seller or Ultimate to carry out their respective obligations under this Agreement (the "Consents"). Except as set forth in Schedule 3.19, Seller and Ultimate have the right, power, legal capacity, and authority to enter into, and perform the obligations under, this Agreement, and no approval, Consent, authorization, waiver, License, clearance or order of, any declaration or notice to, or any filing or registration with, any other Persons (including any Governmental Authority) with respect thereto is necessary in connection with this Agreement. Except as set forth in Schedule 3.19, neither Seller nor Ultimate is subject, or a party to, any charter, bylaw, mortgage, Lien, lease, License, permit, agreement, contract, instrument, Law, rule, ordinance, regulation, order, judgment, decree or any other restriction of any kind or character which would prevent consummation of the transactions contemplated by this Agreement or compliance by Seller or Ultimate with the terms, conditions and provisions hereof or the continued operation of the Business after the date hereof or the Closing Date on substantially the same basis as heretofore operated.

      Section 3.20 Licenses, Permits and Authorizations. Schedule 3.20 lists all Licenses, franchises and other permits held by Ultimate. Except as set forth in
Schedule 3.20, all Licenses, franchises and other permits held by Ultimate are in full force and effect and such Licenses, franchises and permits (i) constitute all of the Licenses, franchises and permits necessary to allow Ultimate to conduct the Business as currently conducted and (ii) after Closing, will, subject to obtaining any necessary consents, constitute all of the Licenses, franchises and permits necessary to allow for the conduct of the Business in the same manner as currently conducted by Ultimate.

      Section 3.21 Insurance. Seller has delivered to Purchaser true and complete copies of all policies of insurance to which Ultimate is a party or under which any of Ultimate's properties or assets are covered (collectively, the "Insurance Policies"). Schedule 3.21 sets forth the following information with respect to each Insurance Policy: (a) the name of the insurer, (b) the period of coverage and (c) the type and amount of coverage.

      Section 3.22 Brokers' Fees. No broker, finder, investment banker or other person or entity, other than BancBoston Robertson Stephens, is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or Ultimate. Seller is solely responsible for all fees, costs and expenses in connection with its engagement of BancBoston Robertson Stephens, and Ultimate has no liability therefor.

      Section 3.23 Absence of Certain Changes or Events. Except as set forth in
Schedule 3.23, since the Balance Sheet Date, there has not been any:

            (a) transaction by Ultimate except in the ordinary course of business as conducted during the twelve (12) month period ending on that date;

            (b) event, whether as a result of any legislative or regulatory change, revocation of any License or rights to do business, fire, explosion, accident, casualty, labor, trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, which has had a Material Adverse Effect on Ultimate or the Business;

            (c) material adverse change in the business or condition (financial or otherwise), liabilities, properties, assets, rights, operations, results of operations or prospects of Ultimate;

            (d) change in Ultimate's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Ultimate, issuance of any security convertible into capital stock of Ultimate, grant of any registration rights by Ultimate, purchase, redemption, retirement or other acquisition by Ultimate of any shares of such capital stock, or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (except as effected pursuant to the lockbox arrangement established between Seller's lenders and Ultimate providing for a daily sweep by such lenders of Ultimate's cash accounts);

            (e) change in accounting methods or practices as they relate to Ultimate (including, without limitation, any change in depreciation or amortization policies or rates) by Seller, or revaluation of any of Ultimate's assets;

            (f) payment, discharge or satisfaction of any existing claims, liabilities, obligations or indebtedness of Ultimate, except in the ordinary course of business;

            (g) loans or advances to third parties or any employees, except in the ordinary course of business; or

            (h) agreement, the performance of which will result in any of the things described in the preceding clauses (a) through (g).

      Section 3.24 Absence of Undisclosed Liabilities. Ultimate has no claims against it, indebtedness, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not reflected or reserved against in the Financial Statements except for: (a) those that are set forth in Schedule 3.24; (b) those that may have been incurred after the Balance Sheet Date in the ordinary and usual course of business and are usual and normal in amount both individually and in the aggregate; or (c) those that are not required by GAAP to be included in a balance sheet. Other than as set forth at Schedule 3.24, neither Seller nor Ultimate is in default in respect of the terms and conditions of any indebtedness. Ultimate has no indebtedness other than (i) indebtedness incurred by Seller listed on Schedule 3.24, and (ii) indebtedness associated with the Leases, or purchase money indebtedness incurred in the ordinary course of business which is not material in the aggregate. Ultimate has no negative cash balances.

      Section 3.25 Accounts Receivable. Except as set forth on Schedule 3.25, all Accounts Receivable of Ultimate shown or reflected on the Balance Sheets represent bona fide transactions at arm's length and arose in the ordinary course of Ultimate's Business. To Ultimate's Knowledge, none of such Accounts Receivable is or as of the Closing Date will be subject to any counterclaim or set off, except to the extent of any provision or reserve therefor, and Ultimate has no Knowledge that any Account Receivable will not be fully collectible when due (except to the extent of any reserve).
Schedule 3.25 contains a complete and accurate schedule of the Accounts Receivable of Ultimate as at October 31, 1999, together with an accurate aging of such Accounts Receivable.

      Section 3.26 Year 2000 A. D. (a) Seller has (i) initiated a review and assessment of all areas within Ultimate's business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Ultimate (or its suppliers, vendors or customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and
(iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Seller believes that all computer applications (including those of suppliers, vendors and customers) that are material to the business and operations of Ultimate are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dated before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect on Ultimate or the Business.

            (b) Except as provided on Schedule 3.26 hereto, to Ultimate and Seller's Knowledge, (i) all products manufactured by Ultimate, and (ii) all products sold by Ultimate, are designed to, and can be, used prior to, during, and after the calendar year 2000 A.D., and such products have been designed or modified, as applicable, to be, and are, Year 2000 Compliant.

      Section 3.27 Accuracy of Representations and Warranties. No representation or warranty of either Seller or of Ultimate contained in this Agreement (including the Financial Statements, Schedules and Exhibits hereto) or in any certificate delivered to Purchaser by Seller or Ultimate pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller, as of the date of this Agreement and as of the Closing, that, except as has otherwise been disclosed by Purchaser to Seller, its agents or representatives:

      Section 4.1 Organization and Authority of Purchaser. Purchaser has been duly organized and is validly existing as a limited partnership in good standing under the laws of the state of New York and has the power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the general partner of Purchaser, and no other proceeding on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Purchaser has used or will use its best efforts prior to the Closing Date to take all action required by Law (including, without limitation, federal and state securities laws), its Certificate of Limited Partnership and Agreement of Limited Partnership, this Agreement and all other action necessary to consummate, deliver and perform each of the transactions and its obligations contemplated under this Agreement.

      Section 4.2 No Conflict. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable Law, rule or regulation of any Governmental Authority, the Certificate of Limited Partnership, Agreement of Limited Partnership, or other organizational documents of Purchaser or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser , or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien.

      Section 4.3 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the Knowledge of Purchaser, investigations before or by any court or Governmental Authority or before any arbitrator pending or, to the Knowledge of Purchaser, threatened, against Purchaser. There is no unsatisfied judgment or any open injunction binding upon Purchaser.

      Section 4.4 Authority and Consents. Except as set forth in Schedule 4.4, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

      Section 4.5 Financing; Financial Ability. Purchaser has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price at Closing and any adjustment thereto. Purchaser has received and furnished copies to Seller of a commitment letter (the "Commitment Letter") pursuant to which a reputable financial institution has committed, subject to the terms and conditions thereof, to provide to Purchaser a $10,425,000 credit facility. The commitment in the Commitment Letter is referred to herein as the "Financing Commitment" and the financing provided thereunder is referred to herein as the "Financing." The aggregate proceeds of the Financing (along with cash held by or available to Purchaser) will be in an amount sufficient to (i) consummate the transaction contemplated hereby, and (ii) pay all related fees and expenses allocated to the Purchaser hereunder.

      Section 4.6 Brokers' Fees. No broker, finder, investment banker or other person, other than Capital Formation Group of Rochester, L.P., is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser.

      Section 4.7 Antitrust Requirements. Purchaser and its "ultimate parent entity" (as such term is defined under the HSR Act), after full and diligent inquiry, has determined that there is no filing required under the HSR Act as a result of or in relation to the transaction contemplated by this Agreement.

      Section 4.8 Accuracy of Representations and Warranties. No representation or warranty of Purchaser contained in this Agreement (including the Schedules and Exhibits hereto) or in any certificate delivered by Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      Section 4.9 Purchase for Investment. Purchaser is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, and Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

                                    ARTICLE V

                 COVENANTS AND AGREEMENTS OF SELLER AND ULTIMATE

      From the date of this Agreement until the Closing Date, Seller and Ultimate hereby agree as follows:

      Section 5.1 Termination of Liens. Seller and Ultimate shall cause (a) all Liens encumbering the assets or properties of Ultimate to be terminated and (b) Ultimate to be released of liability under or in respect of all Loan Agreements, in each case concurrent with the Closing.

      Section 5.2 Business Operating Covenants.

            (a) Conduct of the Business. From the date hereof through Closing, Ultimate will, except to the extent consented to by Purchaser, which consent shall not be unreasonably withheld: (i) conduct the Business only in the ordinary and usual course in a manner consistent with past practices, and (ii) use commercially reasonable efforts to keep available (in the ordinary and usual course of business consistent with past practice and without any obligation to spend money other than in the ordinary and usual course of business) the services of the employees of the Business and take all reasonable actions to preserve contracts and other business relationships with licensors, suppliers, dealers, customers and others having contracts or business relationships with the Business.

            (b) Forbearance by Seller and Ultimate. Neither Seller nor Ultimate will, after the date hereof and prior to Closing, without the prior written consent of Purchaser which consent will not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the events or changes set forth in Section
3.23 is likely to occur; except that (i) Seller and Ultimate may cancel intercompany accounts in accordance with the provisions of Section 8.2, and (ii) Ultimate may make distributions of cash and cash equivalents to Seller prior to the Closing Date.

      Section 5.3 Access to Premises and Information. From the date hereof through the Closing, Seller and Ultimate shall afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours, to the properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of Seller and Ultimate and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Ultimate as they may reasonably request in connection with this Agreement or for any reasonable business purpose relating to the Business.

      Section 5.4 No Solicitations. From the date hereof until the Closing Date, neither Seller nor Ultimate shall (a) enter into any discussions or transactions with any third party relating to the sale or disposition, directly or indirectly, of the stock or substantially all the assets or Business of Ultimate, or a merger, consolidation or similar transaction involving Ultimate (other than in the ordinary course of business), or (b) disclose to any other person (other than Seller's and Ultimate's officers, directors, management employees, and lenders) the nature of the transaction contemplated by this Agreement; provided, however, that nothing herein shall prohibit the Board of Directors of Seller from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; or (ii) furnishing information to, or entering into negotiations or discussions with, any person or entity that makes an unsolicited proposal (an "Acquisition Proposal") to acquire Ultimate pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, but only to the extent that Seller's Board of Directors, after having consulted with and received the advice of legal counsel and Seller's lenders, reasonably determines in good faith that such action is required for the Board of Directors of Seller to comply with its fiduciary duties to Seller's shareholders imposed by Connecticut law, in which case the Company shall provide notice to the Purchaser to the effect that it has furnished information to, or entered into discussions or negotiations with such person or entity and disclose to Purchaser the material terms of any such Acquisition Proposal or the substance of any such discussions and, if Seller's Board of Directors determines that it should accept such Acquisition Proposal, of the acceptance of such Acquisition Proposal.

      Section 5.5 Maintenance of Insurance. Between the date hereof and Closing, Seller shall maintain the Insurance Policies in full force and effect.

      Section 5.6 Consents, Approvals and Filings. As soon as reasonably possible after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller and Ultimate will obtain the written Consents of all Persons or entities listed on Schedule 3.19 and will furnish to Purchaser executed copies of such Consents. Seller and Ultimate will use their commercially reasonable best efforts to comply as promptly as practicable with any governmental requirements, domestic or foreign, applicable to the consummation of the transactions contemplated hereby, and to obtain on or before the Closing Date all necessary approvals, authorizations, Consents, Licenses and clearances of such Governmental Authorities required to be obtained by Seller and Ultimate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Seller will provide Purchaser with copies of all filings made by Seller with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      Section 5.7 Subsequent Events. Seller and Ultimate will promptly advise Purchaser of (i) any event occurring prior to the Closing Date which would render any representation or warranty of Seller and/or Ultimate contained herein, if made on the date of such event or on the Closing Date, untrue or inaccurate; and (ii) any material adverse change in the Business.

      Section 5.8 Resignations. At the Closing, Seller shall deliver or cause to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors of Ultimate (other than those directors and officers designated in writing by Purchaser at least five (5) days prior to the Closing Date).

      Section 5.9 COBRA Requirements. Notwithstanding anything in this Agreement to the contrary, on and after the Closing Date, Seller will comply in all respects with the group health plan continuation coverage requirements of COBRA with regard to employees of Ultimate, their spouses and dependents, that were terminated on or prior to the Closing Date.

                                   ARTICLE VI

                                   TAX MATTERS

      Section 6.1 Apportionment.

            (a) The parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of Ultimate (a "Short Period") and such period shall be treated as a taxable period ending on or before the Closing Date (a "Pre-Closing Period") for purposes of this Agreement. Seller shall prepare and file on a timely basis any Tax Return attributable to such Short Period and pay any Tax liability due with respect thereto.

            (b) In any case where applicable law does not permit the parties hereto to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of each such Tax that is attributable to the income, properties or operations of Ultimate for the period that would have included the Closing Date if the Closing Date were permitted to be treated as the last day of a taxable period shall be (A) in the case of a Tax that is not based on net income, the total amount of such Tax for the taxable period that includes the Closing Date, multiplied by a fraction, the numerator of which is the number of days from the first day of such period through the Closing Date, and the denominator of which is the total number of days in such period, and (B) in the case of a Tax that is based on net income, the Tax that would be due with respect to such period if the Closing Date were permitted to be treated as the last day of the taxable period.

            (c) Except as otherwise provided in subparagraph (a) of this Section 6.1, Purchaser shall be responsible for the preparation and filing of all Tax Returns of Ultimate with respect to any period ending after the Closing Date. Upon reasonable notice from Purchaser and delivery to Seller of evidence reasonably satisfactory to Seller of the amount to be paid by Seller, to the extent not reserved on the Financial Statements, Seller shall promptly pay Purchaser an amount equal to Seller's liability in respect of such Taxes attributable to any Pre-Closing Period (actually reflected in any such Tax Return).

      Section 6.2 Cooperation in Tax Return Preparation. Seller and Purchaser will cooperate fully with each other in connection with the preparation of all Tax Returns and all audit examinations of, or claims or assertions against Ultimate by any governmental taxing authority with respect to (i) any Pre-Closing Period and (ii) any taxable period ending after the Closing Date (a "Post-Closing Period") to the extent that the audit, claim or assertion relates to property, income or operations of Ultimate, in each case including but not limited to the furnishing or making available of records, books of account or other materials and appropriate personnel necessary or helpful for the defense against the assertions of any taxing authority.

      Section 6.3 Contests. Promptly upon receipt by any party hereto of notice of the assertion of any claim by a taxing authority with respect to Taxes relating to Ultimate that, if successful, would result in the imposition of any Tax for which Seller would be obligated to indemnify Purchaser pursuant to this Agreement, such party shall promptly notify Seller in writing of such fact. Seller shall have right, at its option, and at its own expense to assume the defense of any such claim; provided, however, that Seller shall not settle, compromise or abandon without Purchaser's prior written consent any claim for Tax which would adversely affect the tax liability of Purchaser or Seller with respect to any taxable period ending after the Closing Date to any extent. Such consent shall not be unreasonably withheld.

      Section 6.4 Tax Election.

            (a) 338(h)(10) Election. The parties hereby agree, at the option of Purchaser, jointly to make a valid, timely and effective election under Section 338(h)(10) of the Code, with respect to Purchaser's purchase of the Shares, to treat the acquisition of the Shares as an asset acquisition (the "Election"). If Purchaser determines to make the Election, it shall timely notify Seller in writing, and Purchaser and Seller shall cooperate and provide each other with all necessary and appropriate documentation (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election.

            (b) If Purchaser notifies Seller of its determination to make the Election, Purchaser and Seller shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of Ultimate's assets (within the meaning of Treas. Reg. ss. 1.338(h)(10)-1), which adjusted grossed-up basis shall be determined in a manner consistent with the Purchase Price for purposes of Treas. Reg. ss. 1.338(h)(10)-1 and (ii) agree upon the proper allocations of the adjusted grossed-up basis of Ultimate's assets among the assets of Ultimate in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder. Seller shall calculate gain or loss, if any, resulting from the Election in a manner consistent with the allocations and shall not take any position inconsistent with the allocations in any Tax Return or otherwise. Purchaser shall allocate the adjusted grossed-up basis of Ultimate's assets among the assets of Ultimate in a manner consistent with the allocations and shall not take any position inconsistent with the allocations in any Tax Return or otherwise.

            (c) In the event that Purchaser or Seller receives notice, whether orally or in writing, of any pending or threatened federal, state, local, municipal or foreign Tax examination, claim, settlement, proposed adjustment, assessment or related matter with respect to Taxes that could affect Seller, or if Seller receives notice of matters that could affect Purchaser or Seller, the party receiving notice shall notify in writing the potentially affected party within 10 days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been materially damaged thereby.

            (d) Each of Seller and Purchaser (as applicable, the "Controlling Party") shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns, and only those Tax Returns, that each is required to prepare and file pursuant to this Section 6.4(d); provided, that, in the event that any adjustment could have an adverse effect on the tax liability of the other party (the "Affected Party"), the Controlling Party (A) shall give the Affected Party written notice of any such adjustment, (B) shall permit the Affected Party to participate in the proceeding to the extent the adjustment may affect the tax liability of the Affected Party and (C) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld. Seller and Purchaser shall each be entitled to retain for its own account any refunds of Taxes attributable to those Tax Returns that each is required to prepare and file pursuant to this
Section 6.4(d) and shall pay to the other the amount of any refund to which the other is entitled

      Section 6.5 Tax Sharing Agreements. Any tax sharing agreement between Seller and Ultimate is terminated as of the Closing Date and will have no further effect for any taxable year, whether current, past or future.

                                   ARTICLE VII

                      COVENANTS AND AGREEMENTS OF PURCHASER

      From and after the date of this Agreement, Purchaser hereby agrees as follows:

      Section 7.1 Product Warranties. Purchaser shall honor Ultimate's product warranty claims with respect to goods or products manufactured or sold by Ultimate shipped before the Closing Date ("Warranty Claims").

      Section 7.2 Retention of Records; Inspection.

            (a) Unless otherwise consented to in writing by Seller, which consent shall not be unreasonably withheld, Purchaser shall at no time after the Closing cause or permit Ultimate to destroy or otherwise dispose of any of its books and records existing as of the Closing, which books and records are less than seven years old at the time of such proposed destruction, without first offering to surrender to Seller such books and records or any portion thereof.

            (b) Purchaser shall afford to Seller and its accountants, counsel and other authorized representatives reasonable access, after the Closing, during normal business hours and in a manner so as not to interfere with normal business operations, to the properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of Ultimate, and shall furnish such representatives with all financial and operating data and other information concerning the Business as they may reasonably request in connection with this Agreement or for any reasonable business purpose relating to the Business, including but not limited to the preparation of tax returns and responding to Tax audits, the preparation of periodic financial statements, and other governmental filings and legal proceedings or inquiries. Seller shall be entitled, at its own expense, to make copies of such items.

      Section 7.3 Consents, Approvals and Filings. Purchaser will use its best efforts to comply as promptly as practicable with any governmental requirements, domestic or foreign, applicable to the consummation of the transactions contemplated hereby, and to obtain on or before the Closing Date all necessary approvals, authorizations, consents (including those listed on Schedule 4.4), Licenses and clearances of such Governmental Authorities required to be obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser will provide Seller with copies of all filings made by Purchaser with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      Section 7.4 Subsequent Events. Purchaser will promptly advise Seller of
(i) any event occurring prior to the Closing Date which would render any representation or warranty of Purchaser contained herein, if made on the date of such event or on the Closing Date, untrue or inaccurate in any material respect; and (ii) any material adverse change in the business or properties of Purchaser.

      Section 7.5 Employee Benefit Plans. Effective at the Closing, Purchaser will offer to the employees of Ultimate who continue employment after the Closing Date (the "Employees") for the period of one (1) year after the Closing Date, the Benefit Arrangements which are substantially similar to the benefit arrangements offered by Ultimate to its employees immediately prior to the Closing Date and disclosed on Schedule 3.15 on substantially the same terms and conditions as are currently offered by Ultimate to its employees, under which such Employees shall be entitled to pension and other benefits (including, but not limited to, medical, life and disability insurance), provided that Purchaser shall not be obligated to offer any arrangements similar to the Tridex 1997 Long Term Incentive Plan, the Tridex 1998 Non-Executive Long-Term Incentive Plan or the Stock Incentive Compensation Agreement between Dennis Lewis, Gary German and Paul Wolf dated March 1997. Notwithstanding the foregoing, Purchaser shall not be subject to any ongoing employment obligation regarding the employees of Ultimate following the Closing Date and Purchaser shall not assume sponsorship of any existing Benefit Arrangements.

      Section 7.6 Employment Contract. Purchaser shall assume all of Seller's rights and obligations from and after the Closing Date under that certain Employment Agreement between Seller and Samuel J. Villanti dated as of March 26, 1999.

                                  ARTICLE VIII

                         JOINT COVENANTS AND AGREEMENTS

      From the date of this Agreement until the Closing Date, Seller, Ultimate and Purchaser hereby agree as follows:

      Section 8.1 Support of Transaction. Purchaser, Seller and Ultimate shall each (i) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable any and all consents required to be obtained in connection with the transactions contemplated hereby,
(ii) use its reasonable best efforts to obtain all consents and approvals of third parties that any of Purchaser or Seller or Ultimate are required to obtain in order to consummate the transactions contemplated hereby, (iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Articles IX and X or otherwise to comply with this Agreement, and (iv) take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and Contracts to consummate and make effective the transactions contemplated herein. Each of the parties agrees to cooperate with the other in the preparation and filing of, and the provision of information for, all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Law, rule or regulation or the rules of The NASDAQ Stock Market, Inc., the Securities Act, the Exchange Act or any Governmental Authority, in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

      Section 8.2 Intercompany Accounts. Seller and Purchaser agree that all intercompany accounts between Seller and Ultimate shall be canceled effective as of the Closing Date automatically and without any repayment or other action by either Seller or Ultimate, which cancellation shall be treated as a distribution and/or a contribution to capital, as the case may be.

      Section 8.3 Confidentiality. Unless and until the Closing has been consummated, the parties and their Affiliates, officers, directors, members, managers, agents, employees and other representatives will hold in strict confidence, and will not use to the detriment of the other party, any and all secret and confidential data and information with respect to the other party's business obtained in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this Agreement are not consummated, the parties will return to each other all data and information relating to the other party's business, including, but not limited to, worksheets, reports, lists, memoranda and other documents delivered in connection with this transaction, and thereafter shall not use any information so obtained, shall not disclose or divulge such information to any other person and shall keep confidential all information so obtained; provided, however, (i) that any disclosure of such information may be made to the extent required by applicable Law or regulation or judicial or regulatory process; (ii) neither party shall not be obligated to treat as confidential any information with respect to the other party which is publicly available or readily ascertainable from public sources, or which is lawfully known to it at the time that such information is disclosed to it by the other party or which is rightfully received from a third party, and (iii) that the parties shall be permitted to discuss the terms and conditions of this Agreement with any lenders or potential lenders who execute a confidentiality agreement. The obligations of this provision shall survive any termination or abandonment of this Agreement. The obligations of the parties under this Section 8.3 are supplemental to, and do not supersede, the Confidentiality Agreement dated June 29, 1999, 1999 between the Purchaser and BancBoston Robertson Stephens, as attorney in fact for the Seller.

      Section 8.4 Disclosure; Publicity. Except as may be required by Law or any Governmental Authority or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. Subject to the parties' respective obligations under federal securities law, no press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, which shall not be unreasonably withheld.

      Section 8.5 Transfer of Defined Contribution Plan Assets.

            (a) As of the Closing Date, each Employee who is a participant in the Tridex Corporation Retirement Savings Plan shall become fully vested in his account balance in the Tridex Corporation Retirement Savings Plan. Purchaser agrees to establish, designate or maintain a defined contribution employee pension benefit plan that is qualified under Section 401(a) of the Code (the "Purchaser Defined Contribution Plan"), effective no later than the Transfer Date. In accordance with the provisions of this Section 8.5, Seller agrees to cause the trustee of the Tridex Corporation Retirement Savings Plan to transfer, to the trustee of the Purchaser Defined Contribution Plan, the Total Retirement Savings Plan Transfer Amount.

            (b) The "Total Retirement Savings Plan Transfer Amount" shall be the amount equal to the account balances in the Tridex Corporation Retirement Savings Plan attributable to the participants and beneficiaries in such plan who are Employees as shown on the valuation report for the valuation date occurring on, or immediately before, the Transfer Date (including any amounts accrued as of such date but not yet contributed to the Tridex Corporation Retirement Savings Plan or not yet allocated to the account of an Employee under the Tridex Corporation Retirement Savings Plan). The Total Retirement Savings Plan Transfer Amount shall take into account any distributions, in-service withdrawals or participant loans received by Employees, including any such distributions, withdrawals or loans received after the Closing Date. The Total Retirement Savings Plan Transfer Amount shall be transferred to the trustee of the Purchaser Defined Contribution Plan entirely in (a) cash or other assets acceptable to the trustee of the Purchaser Defined Contribution Plan, and (b) notes which represent the participant loans of Employees.

            (c) Seller shall cause the trustee of the Tridex Corporation Retirement Savings Plan to make a transfer to the Purchaser Defined Contribution Plan, in an amount equal to the Total Retirement Savings Plan Transfer Amount, as soon as practicable after Seller has completed the allocation of investment earnings on, and reconciliation of, the account balances of participants and beneficiaries in the Tridex Corporation Retirement Savings Plan as of the valuation date occurring on, or immediately preceding the date that Seller receives an initial request from Purchaser for transfer of the Total Retirement Savings Plan Transfer Amount (the "Transfer Date"), provided that such transfer shall be made as soon as administratively feasible after the Transfer Date.

            (d) Seller agrees to prepare and provide to Purchaser, as soon as practicable following the Closing Date, a list of the Employees who were participants in or otherwise entitled to benefits under the Tridex Corporation Retirement Savings Plan as of the Closing Date, together with a listing of each such Employee's term of service for eligibility and vesting purposes under the Tridex Corporation Retirement Savings Plan and a listing of each such Employee's account balance thereunder, and Purchaser and Seller agree to provide one another with such additional information in the possession of one company and not already in the possession of the other as may be reasonably requested by either of them and necessary in order for Purchaser to establish and administer the transferred account balances of Employees. In addition, with respect to any amounts payable prior to the Transfer Date by Employees on participant loans received from the Tridex Corporation Retirement

Savings Plan, Purchaser shall execute whatever actions and make whatever arrangements may be necessary to permit the periodic repayment of such amounts through payroll deduction and the remittance of the payments to the Tridex Corporation Retirement Savings Plan.

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

      The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. Purchaser may waive any or all of such conditions in whole or in part without prior notice; provided, however, that no such waiver shall constitute a waiver by Purchaser of any of Purchaser's other rights or remedies, at Law or in equity, if Seller or Ultimate is in default of any of the representations, warranties or covenants contained in this Agreement.

      Section 9.1 Truth of Seller's and Ultimate's Representations and Warranties. The representations and warranties of Seller and Ultimate contained in this Agreement or in any Schedule, Exhibit or written statement delivered by Seller or Ultimate, under, in connection with or pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Seller and Ultimate shall each have delivered to Purchaser on the Closing Date a certificate, dated the Closing Date, to such effect.

      Section 9.2 Seller's and Ultimate's Performance of Agreements. Seller and Ultimate shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date, and Seller and Ultimate shall each have delivered to Purchaser, on the Closing Date a certificate, dated the Closing Date, to such effect.

      Section 9.3 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the liabilities, the business or condition (financial or otherwise), the properties, assets, rights, operations, results of operations or prospects of Ultimate, whether as a result of any legislative or regulatory change, revocation of any License or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, except for changes in the ordinary course of business.

      Section 9.4 Opinion of Seller's and Ultimate's Counsel. Purchaser will have received from Hinckley, Allen & Snyder LLP, counsel to Seller and Ultimate, a favorable opinion dated the Closing Date, in form and substance satisfactory to Purchaser and Purchaser's counsel, that: (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the state of Connecticut and has all necessary corporate power to enter into and perform its obligations under this Agreement; (b) Ultimate is a corporation duly organized and validly existing and in good standing under the laws of the state of New York and has all necessary corporate power to own its properties as now owned and operate its business as now operated; (c) this Agreement has been duly authorized, executed and delivered by each of Seller and Ultimate and is valid and binding on Seller and Ultimate and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; (d) except as set forth in Schedule 3.13 to this Agreement, counsel has no knowledge of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Ultimate or any of its businesses or properties, or financial or other condition; and (e) neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute (i) a default, or an event that would with notice or passage of time or both constitute a default under, or violation or breach of, Seller's or Ultimate's certificate of incorporation, bylaws or any indenture, License, lease, franchise, mortgage, instrument or other agreement of which such counsel has knowledge and to which Seller or Ultimate is a party or by which the properties of Ultimate may be bound, or (ii) an event that would permit any party to any such agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Ultimate, or (iii) an event that would result in the creation or imposition of any Lien, charge or encumbrance on any asset of Ultimate Purchaser acknowledges and agrees that Hinckley, Allen & Snyder LLP may rely in its opinion on the written legal opinion of Wiggin & Dana as to the corporate proceedings required to be effected by Seller under Connecticut Law with respect to the authorization of this Agreement and the transaction contemplated hereby.

      Section 9.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, or by any public authority, pertaining to the transaction contemplated by this Agreement will have been instituted or threatened on or before the Closing Date.

      Section 9.6 Good Standing and Tax Certificates. Seller and Ultimate shall have delivered to Purchaser (a) copies of Seller's certificate of incorporation, including all amendments thereto, certified by the Secretary of the State of Connecticut; (b) copies of Ultimate's articles of incorporation, including all amendments thereto, certified by the Secretary of the State of New York; (c) a certificate from the Secretary of State or other appropriate official in each state in which Ultimate is qualified to do business to the effect that Ultimate is in good standing in such state; and (d) certificates as to the tax status of Ultimate in the State of New York and each state in which Ultimate is qualified to do business.

      Section 9.7 Consents and Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained, including but not limited to the Consents listed on Schedule 3.19.

      Section 9.8 Approval of Proceedings and Documentation. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto, and all certificates, instruments, opinions and other documents delivered to Purchaser under this Agreement, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      Section 9.9 Transfer of Shares. At the Closing, Seller shall have delivered certificates representing the Shares, duly endorsed or accompanied by duly endorsed stock powers for transfer to Purchaser.

      Section 9.10 Purchaser Financing. Purchaser's Financing Commitment shall not have been retracted or substantially reduced as a result of (i) a determination by Lowe's Companies, Inc. ("Lowe's"), communicated to Ultimate, that Ultimate will not be a supplier to Lowe's for Lowe's next generation of POS hardware, or (ii) Lowe's advising Ultimate that the terms and conditions on which Ultimate may supply such POS hardware to Lowe's differ materially and adversely from the terms and conditions contained in Ultimate's proposal to Lowe's to supply Ultimate's Model 40 hardware; or (iii) failure of Ultimate to obtain either (a) a waiver from Ithaca Peripherals, Inc. ("Ithaca") for the benefit of Purchaser's lender(s) of the purchase money security interest granted to Ithaca under Section 10 of the Printer Supply Agreement between Ultimate and Ithaca or (b) the subordination of such purchase money security interest to the security interest to be granted by Ultimate to Purchaser's lender(s) in a form or on terms acceptable to Purchaser's lender(s).

                                    ARTICLE X

           CONDITIONS PRECEDENT TO SELLER'S AND ULTIMATE'S PERFORMANCE

      The obligations of each of Seller and Ultimate under this Agreement are subject to the satisfaction, at or before the Closing, of the conditions set forth below. Seller may waive any or all of such conditions in whole or in part without prior notice.

      Section 10.1 Truth of Purchaser's Representations and Warranties. All representations and warranties by Purchaser contained in this Agreement or in any written statement delivered by Purchaser under, in connection with or pursuant to this Agreement will be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of that date, and Purchaser shall have delivered to Seller on the Closing Date a certificate, dated the Closing Date, to such effect.

      Section 10.2 Purchaser's Performance of Agreements. Purchaser will have performed and complied with all covenants and agreements and satisfied all conditions which Purchaser is required by this Agreement to perform, comply with, or satisfy, before or at the Closing, and shall have delivered to Seller on the Closing Date a certificate, dated the Closing Date, to such effect.

      Section 10.3 Opinion of Purchaser's Counsel. Seller will have received from Harter, Secrest & Emery LLP, counsel for Purchaser, an opinion dated the Closing Date, in form and substance satisfactory to Seller and counsel for Seller, to the effect that: (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power to perform its obligations under this Agreement; (b) all corporate proceedings required by Law or by the provisions of this Agreement to be taken by Purchaser on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken; (c) this Agreement has been duly authorized, executed and delivered by Purchaser and is valid and binding on Purchaser and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and (d) neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a default, or an event that would with notice or passage of time or both constitute a default under, or violation or breach of, Purchaser's certificate of limited partnership or agreement of limited partnership or any indenture, License, lease, franchise, mortgage, instrument or other agreement of which such counsel has knowledge to which Purchaser is a party or by which the properties of Purchaser may be bound, or an event that would permit any party to any such agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Purchaser.

      Section 10.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, or by any public authority, pertaining to the transaction contemplated by this Agreement will have been instituted or threatened on or before the Closing Date.

      Section 10.5 Consents and Approvals. All governmental and other consents and approvals, if any, necessary to permit Purchaser's consummation of the transactions contemplated by this Agreement shall have been obtained.

      Section 10.6 Approval of Proceedings and Documentation. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto, and all certificates, instruments, opinions and other documents delivered to Seller under this Agreement, shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      Section 10.7 Release of Seller. Seller shall have been released from any and all agreements, contracts, commitments, understandings and arrangements entered into by Seller for, on behalf of or for the benefit of, Ultimate (including, but not limited to, any guarantees by Seller of obligations of Ultimate).

      Section 10.8 Good Standing Certificates. Purchaser shall have delivered to Seller (a) copies of Purchaser's Certificate of Limited Partnership, including all amendments thereto, certified by the Secretary of State of New York, and (b) a certificate of good standing relating to Purchaser issued by the Secretary of State of New York.

      Section 10.9 Fairness Opinion. Seller shall have received on or before February 16, 2000, an opinion from KPMG LLP to the effect that, in the opinion of such firm, the consideration to be received by Seller in connection with the sale of the Shares is fair, from a financial point of view, to Tridex.

                                   ARTICLE XI

                                     CLOSING

      Section 11.1 Closing. The Closing shall take place at 10:00 a.m., Eastern Standard Time, on February 15, 2000, at the offices of Hinckley, Allen & Snyder LLP, counsel to Seller and Ultimate, 1500 Fleet Center, Providence, Rhode Island 02903, or at such other time and place as the parties may agree (the "Closing Date").

      Section 11.2 Seller and Ultimate Deliveries at Closing. At the close of business on the Closing Date, Seller shall deliver, or shall cause to be delivered, to Purchaser:

            (a) certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers, with signatures guaranteed by a commercial bank or by a member firm of [stock exchange], for transfer to Purchaser;

            (b) the opinion of counsel as provided in Section 9.4;

            (c) the certificates, dated the Closing Date, as provided in Sections 9.1, 9.2 and 9.6;

            (d) certified corporate votes of the Board of Directors of each of Seller and Ultimate, in form satisfactory to counsel for Purchaser, authorizing the execution and performance of this Agreement and all actions to be taken by Seller and Ultimate under this Agreement;

            (e) the Escrow Agreement; and

            (f) such other documents and instruments as Purchaser reasonably may request to effectuate the transactions contemplated by this Agreement.

      Section 11.3. Purchaser Deliveries at Closing. At the Closing, Purchaser shall cause to be executed and delivered or paid to Seller:

            (a) the Purchase Price;

            (b) the opinion of the counsel as provided in Section 10.3;

            (c) the certificates, dated the Closing Date, as provided in Sections 10.1, 10.2 and 10.8;

            (d) certified votes of Purchaser's board of directors, in form satisfactory to counsel for Seller, authorizing the execution and performance of this Agreement and all actions to be taken by Purchaser under this Agreement; and

            (e) the Escrow Agreement.

                                   ARTICLE XII

                                   TERMINATION

      Section 12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

            (a) By mutual written consent of the parties at any time prior to the Closing.

            (b) Prior to the Closing, by written notice to Seller from Purchaser, if (i) the Closing has not occurred on or before February 22, 2000, other than as a result of a breach of a representation, warranty, covenant or agreement of Purchaser, or (ii) there is any material breach of any representation, warranty, covenant or agreement on the part of Seller or Ultimate set forth in this Agreement, or if a representation or warranty of Seller or Ultimate shall be untrue in any material respect, in either case, such that the condition specified in Section 9.1 hereof would not be satisfied at the Closing (a "Terminating Seller Breach"), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days, but only as long as Seller continues to use its reasonable best efforts to cure such Terminating Seller Breach (the "Seller Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction. Notwithstanding the foregoing, in the event any condition precedent to the performance of Purchaser under this Agreement has not been satisfied as of the Closing Date, Purchaser may elect to proceed with the transaction.

            (c) Prior to the Closing, by written notice to Purchaser from Seller, if (i) the Closing has not occurred on or before February 22, 2000 other than as a result of a breach of a representation, warranty, covenant or agreement of Seller or Ultimate, or (ii) there is any material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if a representation or warranty of Purchaser shall be untrue in any material respect, in either case, such that the condition specified in Section 10.1 hereof would not be satisfied at the Closing (a "Terminating Purchaser Breach"), except that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days, but only as long as Purchaser continues to exercise such reasonable best efforts to cure such Terminating Purchaser Breach (the "Purchaser Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within Purchaser Cure Period, or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction. Notwithstanding the foregoing, in the event any condition precedent to the performance of Seller under this Agreement has not been satisfied as of the Closing Date, Seller may elect to proceed with the transaction.

            (d) Prior to the Closing, by either Seller or Purchaser by written notice to the other, if Seller has accepted an Acquisition Proposal as permitted under Section 5.4 hereof.

      Section 12.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or their respective affiliates, officers, directors or stockholders, other than liability for an intentional breach or violation by Seller or Purchaser, as the case may be, occurring prior to such termination, provided that the provisions of Section 14.5 hereof shall survive any termination of this Agreement.

                                  ARTICLE XIII

                                 INDEMNIFICATION

      Section 13.1 Indemnification of Purchaser. Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees, and agents (collectively, the "Purchaser's Indemnified Parties") from and against any and all losses, damages, costs, expenses, fines, penalties, settlement payments and expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorney's fees and other reasonable legal and professional costs and expenses (hereinafter referred to collectively as "Losses"), that any of the Purchaser's Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with the following: (i) any breach or inaccuracy of any of the representations and warranties made by the Seller or Ultimate in or pursuant to this Agreement, and (ii) any failure of the Seller or Ultimate to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by the Seller or Ultimate pursuant to this Agreement. In addition, Seller shall indemnify, defend and hold harmless Purchaser's Indemnified Parties from and against any and all Losses that any of the Purchaser's Indemnified Parties might at any time suffer or incur in connection with, arising out of, resulting from or relating to (i) any fact inconsistent with, or any untruth or inaccuracy of, any representation or warranty of or by the Seller contained in Section 3.18; (ii) all Taxes with respect to all Pre-Closing Periods; (iii) all Taxes with respect to any Tax period beginning before the Closing Date and ending after the Closing Date (including the Federal Tax Period commencing January 1, 1999 and ending after the Closing Date), but only with respect to the Pre-Closing Period and excluding Taxes attributable to the Election (the Seller is not indemnifying and shall not be required to indemnify the Purchaser for Taxes with respect to any Post-Closing Period); and
(iv) any Tax liability not directly imposed on Ultimate but arising out of Ultimate's relationship with the Seller or any Seller Affiliate, including without limitation, Taxes imposed: (x) under Treasury Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), (y) as a transferee or successor, or (z) by contract.

      Section 13.2 Indemnification of Seller. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, and agents (collectively, the "Seller's Indemnified Parties") from and against any and all Losses that any of Seller's Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with the following: (i) any breach or inaccuracy of any of the representations and warranties made by the Purchaser in or pursuant to this Agreement or under any of the documents and instruments delivered by the Purchaser pursuant to this Agreement; (ii) any failure of the Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by the Purchaser pursuant to this Agreement; (iii) all federal and state income and other taxes which relate to the Purchaser's conduct of the Business from and after the Closing Date; and
(iv) any event or occurrence subsequent to the Closing Date relating to the Business. In addition, Purchaser and Ultimate agree, after the Closing Date, jointly and severally to indemnify and hold harmless Seller's Indemnified Parties from and against any and all Losses (including, but not limited to, Taxes attributable to the loss of any tax benefits arising from any NOL's of Seller as of the Closing Date) that such parties may incur, or become subject to, as a result of or in connection with the Election, to the extent that such Losses exceed, in the aggregate, the Tax Gross-Up Payment. Purchaser's and Ultimate's indemnification obligations under the preceding sentence shall not be subject to any limitations of or Threshold relating to liability set forth in
Section 13.6 hereof.

      Section 13.3 Notice of Claim. Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement of each claim for indemnification under this Article 13 (a "Claim"), specifying the amount and nature of the Claim, and of any matter which is likely to give rise to an indemnification Claim. The indemnifying party shall have thirty (30) days within which to review the notice provided by the indemnified party. If the indemnifying party agrees to pay the Claim for indemnification as presented, the indemnifying party shall promptly pay the indemnified party the amount of such Claim, and if the indemnifying party fails to dispute the Claim for indemnification within the thirty (30) day review period, the Claim shall be paid in the amount originally claimed. If the indemnifying party disputes the Claim, the indemnifying party shall provide written notice of such dispute to the indemnified party prior to the expiration of the thirty (30) day review period. If the indemnifying party and the indemnified party cannot resolve such dispute through negotiation within thirty (30) days of the date of the indemnifying party's notice of dispute, the parties shall submit the dispute to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in New York, New York (the "Arbitrator"). The arbitration award shall be final and binding upon the indemnifying party and indemnified party and, if so directed by the award, the Claim shall be paid by the indemnifying party in the amount determined thereby. The indemnifying party and the indemnified party shall share equally the fees, costs and expenses of the arbitration. If the indemnifying party and the indemnified party are able to resolve a disputed Claim, the Claim shall be paid in the amount agreed. Failure to dispute a Claim, resolution of a dispute through negotiation of the parties, or an arbitration award shall constitute final determination of a Claim for indemnification.

      Section 13.4 Right to Assume Defense. If a claim for indemnification shall arise from a claim or action involving a third party (a "Third Party Claim"), the indemnified party shall permit the indemnifying party to assume its defense. If the indemnifying party assumes the defense of such Third Party Claim, it shall take all reasonable steps necessary to investigate, defend or settle such claim and shall, subject to Section 13.7, hold the indemnified party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such Third Party Claim. Without the written consent of the indemnified party, the indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the indemnified party with respect to the Third Party Claim by the claimant making the Third Party Claim. The indemnified party may participate in such defense or settlement through its own counsel, but at its own expense. Any settlement shall be subject to the indemnified party's consent, which consent shall not be unreasonably withheld or delayed.

      Section 13.5 Survival of Representations and Warranties. The representations and warranties of the parties hereto shall survive the Closing for a period of fifteen (15) months after the Closing Date. Notwithstanding the foregoing, (i) the representations and warranties of Seller set forth in Section
3.3 shall survive without limitation, expiration or termination; (ii) the representations and warranties of Seller set forth in Section 3.15 (as to matters governed by ERISA) and Section 3.18 shall survive for the applicable statute of limitations period; and (iii) the representations and warranties of Seller set forth in Section 3.17 shall survive for six (6) years after the Closing Date.

      Section 13.6 Limitation of Liability. Notwithstanding any other provision hereof to the contrary (i) no Claim for indemnification shall be asserted by Purchaser against Seller until, and only to the extent that, the aggregate amount of all Claims exceeds $250,000 (the "Threshold"). Once the aggregate amount of a party's Claims for indemnification exceeds the Threshold, then the party seeking indemnification will be entitled to make a claim for the full amount, including the Threshold. The foregoing notwithstanding, the Threshold shall not apply to the failure of Seller's representations and warranties in Sections 3.3(a), 3.15 (as to matters governed by ERISA) and 3.18. In no event shall the aggregate indemnification obligation of Seller pursuant to this
Article 13 exceed $1,500,000, other than the failure of Seller's representations and warranties in Sections 3.3(a), 3.15 (as to matters governed by ERISA) and 3.18, as to which such limitation shall not apply. In all cases, recovery shall be made first under the Escrow Agreement in accordance with the terms thereof until the funds held by the escrow agent thereunder are exhausted. Indemnification under this Article 13 shall be the sole and exclusive remedy for all matters subject to indemnification, other than Taxes.

      Section 13.7 Damages; Mitigation. Neither party hereto shall be responsible for any damages pursuant to this Article 13 to the extent that such damages are: (a) caused, contributed to or exacerbated by the actions of any Purchaser's Indemnified Parties (in the case of the Seller's indemnification obligations) or any Seller's Indemnified Parties (in the case of the Purchaser's indemnification obligations) after notice of any claim to such indemnified party, or (b) recovered by the indemnified party from any third party (including insurers).

                                   ARTICLE XIV

                                  MISCELLANEOUS

      Section 14.1 Waiver. Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.

      Section 14.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or
(iii) two (2) days after being sent by a reputable, nationally recognized overnight courier, or (iv) delivered by telecopy and promptly confirmed by delivery in person or in first class mail in each case, with postage prepaid, addressed as follows:

            (a) If to Purchaser, to:

                  CFG Capital Management II, L.P.
                  387 East Main Street
                  Suite 201
                  Rochester, NY  14604
                  Attention: Kyle Monroe
                  Telephone No.: (716) 454-6990
                  Telecopy No.: (716) 454-3204
                  with a copy to:

                  Harter, Secrest & Emery LLP
                  700 Midtown tower
                  Rochester, New York 14604
                  Attention: Gary L. Karl, Esquire
                  Telephone No.: (716) 231-1147
                  Telecopy No.: (716) 232-2152

                  and

                  Key Equity Capital Group
                  127 Public Square
                  Cleveland, OH 44114-1216
                  Attention: Sean Ward

                  and

                  Baker & Hostetler LLP
                  3200 National City Center
                  1900 East Ninth Street
                  Cleveland, OH 44114-3485
                  Telephone No.: (216) 621-0200
                  Telecopy No.: (216) 696-0740
                  Attention: Michael McNamara, Esquire

            (b) If to Seller or Ultimate, to:

                  Ultimate Technology Corporation
                  c/o Tridex Corporation
                  61 Wilton Road
                  Westport, CT 06880
                  Attention: Seth M. Lukash, Chief Executive Officer Telephone No.: (203) 226-1144
                  Telecopy No.: (203) 226-8806

                  and

                  Hinckley, Allen & Snyder LLP
                  1500 Fleet Center
                  Providence, Rhode Island 02903-2393
                  Attention: Stephen J. Carlotti, Esquire
                  Telephone No.: (401) 274-2000
                  Telecopy No.: (401) 277-9600

or to such other address or addresses as the parties may from time to time designate in writing.

      Section 14.3 Assignment. Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, except that Purchaser may assign all of its rights under this Agreement to a corporation to be formed prior to the Closing Date; provided, however, that such assignment of its rights hereunder will not relieve Purchaser of any of its duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of each party hereto.

      Section 14.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedies under or by reason of this Agreement.

      Section 14.5 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including, without limitation, all fees of its legal counsel, financial advisers and accountants, except as otherwise provided herein; provided, however, that all transfer, conveyance, sales and similar taxes imposed as a result of the sale of the Shares, including, without limitations, any applicable transfer and any similar taxes, shall be paid by Purchaser. In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, that in the event that this Agreement is terminated by either Purchaser or Seller pursuant to the provisions of Section 12.1(d), upon the earlier to occur of (x) the consummation of the transaction contemplated by the Acquisition Proposal, or
(y) six months from the date of termination of this Agreement, Seller shall pay to Purchaser a breakup fee in the amount of $250,000, whereupon Seller shall have no further liability to Purchaser.

      Section 14.6 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 14.7 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement, which, although they may be bound separately, constitute part of this Agreement), constitute the entire agreement the parties and supersede any other agreements, whether written or oral, that may have made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

      Section 14.8 Severability. If any term of provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest permitted by Law. The invalid or unenforceable provisions shall, to the extent permitted by Law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

      Section 14.9 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

      Section 14.10 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement issued prior to or concurrent with the Closing, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and Seller, which approval shall not be unreasonably withheld by any party.

      Section 14.11 Further Assurances. Each of Seller and Purchaser covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by another party to confirm or perfect or otherwise to carry out the conveyances, intent and purposes of this Agreement.

      Section 14.12 Non-Exclusivity of Remedies. Subject to Section 13.6, the remedies specifically provided for in this Agreement are intended to be cumulative and shall not be deemed to exclude any other right or remedy that the parties may have at Law or in equity.

      Section 14.13 Governing Law. This Agreement has been made in and its validity, interpretation, construction and performance shall be governed by and be in accordance with the laws of the State of New York, without reference to its laws governing conflicts of law. Each party irrevocably agrees that any legal action or proceedings against with respect to this Agreement may be brought in the courts of the State of New York, or in the United States District Court for the Western District of New York, and, by its execution and delivery of this Agreement, each party hereby irrevocably submits to each such jurisdiction and hereby irrevocably waives any and all objections which it may have as to venue in any of the above courts. Each party further consents and agrees that any process or notice of motion or other application to either of said Courts or any judge thereof, or any notice in connection with any proceedings hereunder, may be served inside or outside the State of New York or the Western District of New York by registered or certified mail, return receipt requested, postage prepaid, and be effective as of the receipt thereof, or in such other manner as may be permissible under the rules of said Courts. Each party hereby waives trial by jury in any action or proceeding in connection with this Agreement.

      IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TRIDEX CORPORATION                  ULTIMATE TECHNOLOGY CORPORATION

By: /s/ Seth M. Lukash              By: /s/ Seth M. Lukash
    ----------------------              ----------------------
Name:  Seth M. Lukash               Name:  Seth M. Lukash
Title: Chairman  CEO                Title: Chairman  CEO


CFG CAPITAL MANAGEMENT II, L.P.

By: /s/  Thomas W. Cimino
    ----------------------
Name:  Thomas W. Cimino
Title: Executive Managing Director